Exhibit 99.1

NEWS RELEASE

Kinetik Announces General Counsel to Retire

HOUSTON and MIDLAND, Texas, September 30, 2024 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today announced Todd Carpenter, General Counsel and Chief Compliance Officer, informed Kinetik of his intent to retire from the Company effective February 28, 2025. Mr. Carpenter will continue his current day-to-day responsibilities and ensure a seamless transition. Following his retirement, he will provide ongoing support to the Company. Kinetik has commenced an internal and external search for Mr. Carpenter’s successor and will make an announcement in due course.

“Todd’s decision marks the end of an exceptional and distinguished almost 40-year legal career,” said Jamie Welch, Kinetik’s President & Chief Executive Officer. “Todd has been a tremendous asset to the Kinetik team, and I would like to thank him for his counsel and friendship to me and his dedicated service and leadership to Kinetik over the past seven years.”

About Kinetik Holdings Inc.

Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.

Forward-Looking Statements

This news release may include certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Kinetik’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and other reports. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Kinetik assumes no obligation to update these forward-looking statements.

Contacts

Kinetik Investors:	(713) 574-4743	Alex Durkee

Website:	www.kinetik.com

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